UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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RENTECH, INC.
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL MASTER FEEDER I, LP
ENGAGED CAPITAL MASTER FEEDER II, LP
ENGAGED CAPITAL I, LP
ENGAGED CAPITAL I OFFSHORE, LTD.
ENGAGED CAPITAL II, LP
ENGAGED CAPITAL, LLC
ENGAGED CAPITAL HOLDINGS, LLC
GLENN W. WELLING
LONE STAR VALUE INVESTORS, LP
LONE STAR VALUE INVESTORS GP, LLC
LONE STAR VALUE MANAGEMENT, LLC
JEFFREY E. EBERWEIN
JEFFREY J. BROWN
LARRY HOLLEY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Engaged Capital, LLC and Lone Star Value Management, LLC, together with the other members of the Concerned Rentech Shareholders (“CRS”) and the participants named herein, intend to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of CRS’s slate of four highly-qualified director nominees to the Board of Directors of Rentech, Inc., a Colorado corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On February 13, 2014, CRS issued the following press release:

Concerned Rentech Shareholders Send Letter to
Board, Warn against Taking Further Value Destroying Actions

Today, Concerned Rentech Shareholders (“CRS”), a group led by Engaged Capital, LLC and Lone Star Value Management, LLC, with aggregate ownership of approximately 4.6% of the outstanding shares of Rentech, Inc. (“RTK” or the “Company”) (NASDAQ:RTK), sent a letter to the Board of Directors of RTK (the “Board”) warning it against taking further actions that may destroy value and further entrench the Board.

Full text of the letter Concerned Rentech Shareholders delivered to the Board follows:

February 13, 2014

Board of Directors
Rentech, Inc.
10877 Wilshire Boulevard
Suite 600
Los Angeles, CA 90024

Gentlemen:

On December 27, 2013, Concerned Rentech Shareholders (“CRS”) nominated four independent, highly-qualified candidates for election to the Board of Directors (the “Board”) of Rentech, Inc. (“RTK” or the “Company”) at the 2014 annual meeting of stockholders (the “2014 Annual Meeting”). On January 13, 2014, CRS issued a press release expressing our frustration with your lack of interest in working with us to resolve the issues that have led to the significant destruction of shareholder value at RTK. Following our press release, we have been contacted by many of our fellow shareholders who share the same concerns. Unfortunately, and in spite of the above, this Board remains unwilling to discuss adding independent shareholder representatives to the Board. Therefore, we feel compelled to reiterate why we have nominated directors and to spell out the expectations we have of you from now until the 2014 Annual Meeting.

The Company has a history of poor capital allocation under the governance of the incumbent Board and management team. The continued approval of major allocations of capital despite a history of failed strategies, botched acquisitions, wasteful spending, and poor execution is both troublesome and apparently negligent. Past failings have not only cost shareholders hundreds of millions of dollars (in excess of RTK’s current market cap), but have also been a consistent drain on the Company’s financial resources.

Some particularly egregious examples include:

Failed Alternative Energy Strategy – spent almost half a billion dollars pursuing ventures that failed to generate any revenue and are essentially worthless today.

Costly Agrifos Acquisition – spent $158 million to acquire an unproven fertilizer plant that has since lost $4.3 million in EBITDA under RTK ownership. It is apparent to us that this was the result of insufficient due diligence and lack of operating expertise at the senior management level.

Excessive Corporate Expense – spending over $25 million per year on corporate and business development functions provided by only 65 people, or nearly ~$400,000 per employee. This legacy cost structure has persisted following the shutdown of Alternative Energy and more than offsets the acquired income from Fulghum Fibers. This cost structure is unjustifiable and indefensible and, in our view, exists to enrich management at the expense of shareholders.

RTK’s capital allocation and corporate spending history not only highlight this Board’s incompetence, but also demonstrate its lack of independence. Since Mr. Ramsbottom was named CEO in late 2005, management and the Board have received over $50 million in compensation while RTK’s cumulative free cash flow, including Rentech Nitrogen Partners (“RNF”), is negative $185 million1. Not surprisingly, this management enrichment scheme has cost shareholders dearly as RTK’s stock price has declined by approximately 50%2 over this period of time. Shareholders have waited long enough for the Board to implement operational and managerial changes to reverse this persistent underperformance. Without meaningful shareholder representation on the Board, RTK investors have little choice but to expect this troublesome pattern to continue. We are highly confident that our fellow shareholders agree and will voice their support for change at the 2014 Annual Meeting.

Between now and the 2014 Annual Meeting, we strongly urge the Board and management team not to engage in any activities, or take any actions, that have the potential to further devalue our Company.

We insist the Board DOES NOT:

Approve any new projects requiring capital investment above $10 million without shareholder approval

Pursue additional acquisitions

Approve any non-maintenance capital expenditures other than those already publicly announced

Issue additional equity, sell shares of RNF, or engage in any other capital markets transaction

Burden either RTK or RNF with additional financial leverage

Delay the 2014 Annual Meeting

Add new members to the Board prior to a shareholder vote

1 Cumulative compensation for all named executive officers and directors as disclosed in the Company’s proxy statements from Fiscal 2006 through Fiscal 2012. Free cash flow is measured over the same time period.

2 Total shareholder return from Dec. 15, 2005 to Feb. 12, 2014.

Shareholders deserve the right to vote on the future of RTK before any decisions contribute to a further loss of value or saddle the Company with additional risk. The Company must refrain from making any “Hail Mary” attempts with our capital to try and increase the Company’s value before the 2014 Annual Meeting. Given RTK’s history of destroying shareholder value and the history of RTK’s Board and management team of placing their own interests above those of shareholders, we will consider holding the directors personally liable for gross negligence if the Board approves any of the above activities.

Our decision to nominate four director candidates was carefully considered. We have been significant shareholders since 2012 and have made every effort to work constructively with the Board and management team for over a year. Over that time period, we, along with other shareholders, have suffered through imprudent investments and poor execution. We will not tolerate further destruction of shareholder value. Under the prudent leadership of a board committed to enhancing shareholder value, we believe RTK’s share price could appreciate to between $2.50 and $4.00 from its current level of $1.77.

Due to the significant value creation opportunity that we believe exists at RTK, in December we formally requested an exemption under the Company’s shareholder rights plan to enable CRS to acquire additional shares of RTK. To date, you have failed to respond to this request. Based on our analysis of RTK’s NOLs, we believe no good reason exists for the Board to deny our request other than to further entrench the Board and management. It has now been six weeks since we delivered our request; we would appreciate a response.

CRS is committed to improving value for all RTK shareholders. We believe there is significant value in the business if capital allocation, expense management, and execution issues are corrected. We believe an immediate reconstitution of the Board, including through direct shareholder representation, is required to prevent further value destruction and ensure all future decisions place the interests of shareholders first and foremost.

Sincerely,

Concerned Rentech Shareholders

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Engaged Capital, LLC and Lone Star Value Management, LLC, together with the other members of the Concerned Rentech Shareholders and the participants named herein, intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of four highly-qualified director nominees at the 2014 annual meeting of stockholders of Rentech, Inc., a Colorado corporation (the “Company”).

CONCERNED RENTECH SHAREHOLDERS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Engaged Capital Master Feeder I, LP (“Engaged Capital Master I”), Engaged Capital Master Feeder II, LP (“Engaged Capital Master II”), Engaged Capital I, LP (“Engaged Capital I”), Engaged Capital I Offshore, Ltd. (“Engaged Capital Offshore”), Engaged Capital II, LP (“Engaged Capital II”), Engaged Capital, LLC (“Engaged Capital”), Engaged Capital Holdings, LLC (“Engaged Holdings”), Glenn W. Welling, Lone Star Value Investors, LP (“Lone Star Value Investors”), Lone Star Value Investors GP, LLC (“Lone Star Value GP”), Lone Star Value Management, LLC (“Lone Star Value Management”), Jeffrey E. Eberwein, Jeffrey J. Brown and Larry Holley (collectively, the “Participants”).

As of the date of this filing, Engaged Capital Master I beneficially owned 7,607,276 shares of Common Stock. As of the date of this filing, Engaged Capital Master II beneficially owned 898,366 shares of Common Stock. Engaged Capital I, as a feeder fund of Engaged Capital Master I, may be deemed the beneficial owner of the 7,607,276 shares of Common Stock beneficially owned by Engaged Capital Master I. Engaged Capital Offshore, as a feeder fund of Engaged Capital Master I, may be deemed the beneficial owner of the 7,607,276 shares of Common Stock beneficially owned by Engaged Capital Master I. Engaged Capital II, as a feeder fund of Engaged Capital Master II, may be deemed the beneficial owner of the 898,366 shares of Common Stock beneficially owned by Engaged Capital Master II. Engaged Capital, as the investment adviser to each of Engaged Capital Master I and Engaged Capital Master II, may be deemed to beneficially own the 8,505,642 shares of Common Stock owned in the aggregated by Engaged Capital Master I and Engaged Capital Master II. Engaged Holdings, as the managing member of Engaged Capital, may be deemed to beneficially own the 8,505,642 shares of Common Stock owned in the aggregated by Engaged Capital Master I and Engaged Capital Master II. Mr. Welling, as the founder and chief investment officer of Engaged Capital and the sole member of Engaged Holdings, may be deemed to beneficially own the 8,505,642 shares of Common Stock owned in the aggregated by Engaged Capital Master I and Engaged Capital Master II. As of the date of this filing, Lone Star Value Investors beneficially owned 2,000,000 shares of Common Stock. Lone Star Value GP, as the general partner of Lone Star Value Investors, may be deemed the beneficial owner of the 2,000,000 shares of Common Stock beneficially owned by Lone Star Value Investors. Lone Star Value Management, as the investment manager of Lone Star Value Investors, may be deemed the beneficial owner of the 2,000,000 shares of Common Stock beneficially owned by Lone Star Value Investors. Mr. Eberwein, as the manager of Lone Star Value GP and sole member of Lone Star Value Management, may be deemed the beneficial owner of the aggregate of 2,000,000 shares of Common Stock beneficially owned by Lone Star Value Investors. As of the date of this filing, neither of Messrs. Brown or Holley beneficially owned any shares of Common Stock.

About Engaged Capital:

Engaged Capital, LLC, (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of under-valued public companies. Engaged Capital manages both a long-only and long/short North American equity fund. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

About Lone Star Value Management:

Lone Star Value Management, LLC (“Lone Star Value”) is an investment firm that invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders. Lone Star Value was founded by Jeff Eberwein who was formerly a Portfolio Manager at Soros Fund Management and Viking Global Investors. Lone Star Value is based in Old Greenwich, CT.

Contacts

Media:
Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com